EXHIBIT 3(a)

                           ARTICLES OF INCORPORATION
                                       OF
                         FREDERICK COUNTY BANCORP, INC.

         The undersigned incorporator, Raymond Raedy, whose address is 8208 Ridgelea Court, Frederick, Maryland 21702, who is at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

         ARTICLE I.  Name.  The name of the corporation is:

                         Frederick County Bancorp, Inc.

         ARTICLE II. Purpose. The purpose of the Corporation is to engage in any lawful act or business for which corporations may be formed under the Maryland General Corporation Law including but not limited to serving as the holding company for one or more banking institutions, mortgage or other lending companies, and other financial institutions or business engaging in banking or financial activities or activities closely related thereto. The Corporation shall have all the powers of a corporation organized under the General Laws of the State of Maryland.

         ARTICLE III. Capital Stock. The number of shares of stock of all classes which the Corporation shall have authority to issue is two million (2,000,000), all of which shall be Common Stock, par value $.01 per share and the aggregate par value of all shares of all classes of stock is $20,000. The Board of Directors, by action of a majority of the full Board of Directors, shall have the authority to issue the shares of capital stock from time to time on such terms as it may determine.

         ARTICLE IV. Preemptive Rights. The holders of the capital stock of the Corporation shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized, except as the Board of Directors may specifically provide.

         ARTICLE V. Cumulative Voting. The holders of the capital stock of the Corporation shall not have the right to cumulate votes in the election of directors.

         ARTICLE VI.  Limitation of Liability and Indemnification.

         (1) To the fullest extent permitted by the statutory and decisional law of the State of Maryland, as the same exists now or as it may hereafter be amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages. Neither the amendment or repeal of this paragraph (1) of this Article SIXTH, nor the adoption of any provision inconsistent with the provisions of this paragraph, shall eliminate or reduce the effect this paragraph (1) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

         (2) To the fullest extent permitted and in the manner prescribed by the Maryland General Corporation Law and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding (whether civil, criminal, administrative or investigative, threatened, pending or completed, herein a "proceeding") by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

         ARTICLE VII. Registered Office. The Corporation's initial registered office shall be located at 30 West Patrick Street, Frederick, Maryland 21701. The Corporation's initial registered agent shall be Martin S. Lapera, a citizen and resident of Maryland.

         ARTICLE VIII. Principal Office. The address of the principal office of the Corporation is 30 West Patrick Street, Frederick, Maryland 21701.


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         ARTICLE IX. Directors. The number of directors constituting the entire board shall be not less than three (3) nor more than twenty-five (25), the exact number of which as may be fixed from time to time in accordance with the bylaws, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office, and further provided that the number of directors shall be eleven (11) until otherwise fixed by a majority of the board. The names of the directors who shall serve as directors until their successors are elected and qualified are Emil D. Bennett, John N. Burdette, John Denham Crum, George E. Dredden, Jr., William S. Fout, William J. Kissner, Martin S. Lapera, Kenneth G. McCombs, Farhad Memarsadeghi, Raymond Raedy, Ramona C. Remsberg.

         ARTICLE X. Factors to be Considered in Certain Transactions. In the event the board of directors shall evaluate a business combination or other offer of another party to make a tender or exchange offer for any equity security of the Corporation; merge or consolidate the Corporation with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation; engage in any transaction similar to, or having similar effects as, any of the foregoing (a "business combination"), the directors shall consider, among other things, the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

         IN WITNESS WHEREOF, I have signed these articles and acknowledge same to be my act.

Dated:  April  28, 2003                   /s/ Raymond Raedy
                                          --------------------------
                                          Raymond Raedy
                                          Incorporator